[KeySpan Logo]                                                             NEWS
KeySpan Corporation                                       For Immediate Release


Contacts:  Investors                                            Media Relations
           Michael J. Taunton                                   Andrea Staub
           718.403.3265                                         516.545.5052

(beeper) 516.824.1241


                    KeySpan to Reduce Ownership Interest in
                        The Houston Exploration Company
                  Company Continues to Focus on Core Business

     Brooklyn, NY - February 21, 2003 - KeySpan Corporation (NYSE: KSE) announced today that it expects to reduce its ownership interest in its affiliate company, The Houston Exploration Company (NYSE: THX). The anticipated stock repurchase of three million shares by Houston Exploration will be funded from the proceeds of a stock offering by Houston Exploration and will reduce KeySpan's current ownership in Houston Exploration from approximately 66 percent to approximately 56 percent. If the over-allotment option of 300,000 shares is exercised, KeySpan's ownership will be reduced to approximately 55 percent. This transaction is expected to generate net proceeds of approximately $ 79 million (excluding any over-allotment) for KeySpan.

     "This transaction demonstrates our ongoing commitment to monetize our non-core assets and focus on growing our core businesses," said Robert B. Catell, Chairman and CEO of KeySpan. "KeySpan intends to use the proceeds from this transaction to pay down debt and further strengthen our balance sheet. We believe this transaction will enhance the value of Houston Exploration by broadening its shareholder base resulting in increased liquidity. We continue to evaluate our non-core investments and will monetize them in a manner that maximizes value to our investors."

     The Company is committed to growing its core gas and electric businesses primarily through natural gas conversions, new electric generation and cost containment programs.

     KeySpan is also reaffirming its 2003 earnings guidance of $2.45 to $2.60 per share. In addition, the Company is once again reaffirming its commitment to maintaining the dividend at its current annual rate of $1.78 per share.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE: KSE) is the largest distributor of natural gas in the Northeast, with 2.5 million gas customers and approximately 12,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its
1.1 million customers. With headquarters in Brooklyn, Boston and Long Island, KeySpan also manages a dynamic portfolio of service companies. They include:
KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, a group of energy product, repair and services companies for residential and small commercial business customers; and KeySpan Business Solutions, an integrated engineering, mechanical contracting and facility services company specializing in energy solutions for large commercial and industrial business customers. KeySpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution and storage, and fiber-optic cable. For more information, visit KeySpan's web site at: http://www.keyspanenergy.com.

Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of our investment in natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.


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